EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Angeion Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-04189, 33-88882, 33-56784, 33-81594 and 333-42931) on Form S-8, Registration
Statements (Nos. 333-36005, 333-03007, 333-04993, 33-45600, 33-85902, and
33-80274) on Form S-3, and Registration Statement (No. 33-82084) on Form S-2 of Angeion Corporation of our report dated February 23, 1999, except as to note 17(c) which is as of March 16, 1999, relating to the consolidated balance sheets of Angeion Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1998, the five-month transition period ended December 31, 1997, and for each of the years ended July 31, 1997 and 1996, which report is incorporated by reference in the December 31, 1998, annual report on Form 10-K of Angeion Corporation.

Our report dated February 23, 1999, except as to note 17(c) which is as of March 16, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a shareholders' deficit, which raise substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                     /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 31, 1999


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